Exhibit 99.1

CIB MARINE BANCSHARES, INC.

 (Debtor-in-Possession Since September 15, 2009)

Condensed Parent-Only Balance Sheet (Unaudited)

(Dollar amounts in thousands)

Preliminary September 30, 2009

Assets
Cash and cash equivalents	$ 3,527
Investments in subsidiaries	92,303
Loans to subsidiaries	604
Premises and equipment, net	294
Other investments	851
Other	2,263
Total assets	$ 99,842

Liabilities and Shareholders’ Deficit
Pre-petition liabilities not subject to compromise	$ 266
Post-petition liabilities not subject to compromise	381
Total liabilities not subject to compromise	647
Liabilities subject to compromise:
Junior subordinated debentures	61,857
Accrued interest on junior subordinated debentures	45,332
Total liabilities subject to compromise	107,189
Total liabilities	107,836
Shareholders’ Deficit	(7,994)
Total liabilities and shareholders’ deficit	$ 99,842